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                                                                   Exhibit 23M3

                            DISTRIBUTION AGREEMENT

   This Distribution Agreement is made as of January 1, 2006 by and between Lincoln Variable Insurance Products Trust (the "Trust"), a Delaware statutory trust, on behalf of its series listed in Schedule A (the "Funds"), and Lincoln Life & Annuity Company of New York ("Lincoln New York"), a New York corporation.

                                   Recitals

   WHEREAS, each Fund currently offers Standard Class shares and Service Class shares;

   WHEREAS, the Service Class of each Fund has adopted a Service Class Distribution and Service Plan (the "12b-1 Plan") which, among other things, authorizes the Trust to enter into agreements with organizations who provide certain services to the Funds and to compensate such organizations out of each Fund's average daily net assets attributable to the Service Class; and

   WHEREAS, Lincoln New York desires to provide certain services to the Funds in connection with the variable life insurance policies or variable annuity contracts issued by Lincoln New York that include the Service Class of the Fund.

                                   Agreement

    1. Services of Lincoln New York

      a. Lincoln New York shall, as agreed upon by the parties from time to time, provide certain distribution services or incur certain expenses relating to the Service Class of the Funds. These services or expenses may include the printing of prospectuses and reports used for sales purposes or paying services fees as defined under NASD rules.

      b. Lincoln New York will furnish to the Trust or its designee such information as the Trust may reasonably request, and will otherwise cooperate with the Trust in preparation of reports to the Trust's Board of Trustees concerning this Agreement, as well as any other reports or filings that may be required by law.

    2. Maintenance of Records

   Lincoln New York shall maintain and preserve all records as required by law to be maintained and preserved in connection with this Agreement. Upon the reasonable request of the Trust, Lincoln New York shall provide the Trust or its representative copies of all such records.

    3. Fees

   The Trust will pay a 12b-1 fee to Lincoln New York equal to 0.25% (on an annualized basis) of the net assets of the Service Class shares attributable to variable life policies or variable annuity contracts offered by Lincoln New York. Such fee shall be paid monthly (on a calendar

All Funds - Lincoln New York              Page 1 of 3                135962/23

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year basis) in arrears within ten (10) days of the end of the month.
Documentation to support the calculation of this fee will be provided to Lincoln New York along with the payment.

    4. Distribution Services Only

   The Trust and Lincoln New York agree that the Trust's payments pursuant to this Agreement are for the services listed in Section 1a. only and do not constitute payment in any manner for investment advisory services or for administrative services. The Trust and Lincoln New York agree that this Agreement does not preclude the Trust from contracting separately with Lincoln New York to provide administrative services to the Trust.

    5. Termination

      a. Unless sooner terminated with respect to any Fund, this Agreement will continue with respect to a Fund only if the continuance of a form of this Agreement is specifically approved at least annually by the vote of a majority of the members of the Trust's Board of Trustees who are not "interested persons" (as such term is defined in the Investment Company Act of 1940 (the "1940 Act")) and who have no direct or indirect financial interest in the 12b-1 Plan relating to such Fund or any agreement relating to such 12b-1 Plan, including this Agreement, cast in person at a meeting called for the purpose of voting on such approval.

      b. This Agreement will automatically terminate with respect to a Fund in the event of its assignment (as such term is defined in the 1940 Act) with respect to such Fund. This Agreement may be terminated with respect to any Fund by the Trust or by Lincoln New York, without penalty, upon 60 days' prior written notice to the other party.

      c. This Agreement may also be terminated with respect to any Fund at any time without penalty by the vote of a majority of the members of the Board of Trustees who are not "interested persons" (as such term is defined in the 1940 Act) and who have no direct or indirect financial interest in the 12b-1 Plan relating to such Fund or any agreement relating to such Plan, including this Agreement, or by a vote of a majority of the Service Class of such Fund on 60 days' written notice.

LINCOLN VARIABLE INSURANCE PRODUCTS      LINCOLN LIFE & ANNUITY COMPANY OF
TRUST                                    NEWYORK

By:    /s/ Kelly D. Clevenger            By:    /s/ Rise C.M. Taylor
       --------------------------------         -------------------------------
Name:  Kelly D. Clevenger                Name:  Rise C.M. Taylor
Title: President                         Title: Second Vice President

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                                  Schedule A

Fund
----
Aggressive Growth Fund
Bond Fund
Capital Appreciation Fund
Core Fund
Equity-Income Fund
Global Asset Allocation Fund
Growth Fund
Growth and Income Fund
Growth Opportunities Fund
International Fund
Managed Fund
Money Market Fund
Social Awareness Fund
Special Opportunities Fund
Lincoln Profile Funds:
   Aggressive Profile Fund
   Conservative Profile Fund
   Moderate Profile Fund
   Moderately Aggressive Profile Fund

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